Exhibit (11)

                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Registration Statement (File No. 811-4256) on Form N-1A of our report dated February 11, 2000 relating to the financial statements and financial highlights which appear in the December 31, 1999 Annual Report to Shareholders of State Street Research Exchange Fund (a series of State Street Research Exchange Trust) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the caption "Investment Advisory and Other Services" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


April 26, 2000